UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 17, 2025

AmpliTech Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-40069	27-4566352
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 Plant Avenue, Hauppauge, NY	11788
(Address of Principal Executive Offices)	(Zip Code)

(631)-521-7831

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AMPG	The Nasdaq Stock Market LLC
Warrants to Purchase Common Stock	AMPGW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 20, 2025, AmpliTech Group, Inc., a Nevada corporation (the “Company”), entered into a standard form of director agreement (the “Director Agreement”) with each of the foregoing independent directors: Mr. Andrew Lee, Mr. Daniel Mazziota and Mr. Shailesh “Sonny” Modi. The Director Agreement provides for a one (1) year term unless terminated earlier upon certain events set forth in the Director Agreement, which includes among other things, resignation or removal. In addition, the Director Agreement also provides, among other things, reimbursement of expenses for attending meetings, indemnification and annual compensation of 15,000 Restricted Stock Units pursuant to the Company’s Amended and Restated 2020 Equity Incentive Plan for services.

The foregoing description of the Director Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On January 17, 2025, Mr. Matthew Kappers resigned as a director of the Company, including his positions as the chairman of the Nominating and Corporate Governance Committee, and as a member of the Audit Committee and the Compensation Committee, effective immediately. Mr. Kappers’ resignation is for personal reasons and not due to any disagreement with the Company’s management team or the Company’s board on any matter relating to the operations, policies or practices of the Company or any issues regarding the Company’s accounting policies or practices.

(d) On January 17, 2025, the Board appointed Mr. Shailesh “Sonny” Modi as a director of the Board of Directors of the Company to fill the vacancy resulting from Mr. Kappers’ resignation. The Board appointed Mr. Modi to serve as the chairman of the Nominating and Corporate Governance Committee, and a member of the Audit Committee and the Compensation Committee, effective immediately.

Below is the summary of Mr. Modi’s business experience:

Shailesh “Sonny” Modi, age 62, Mr. Modi has served as chief financial officer and treasurer of ShelterPoint Life Insurance Company (“ShelterPoint”) since December 2015 and was instrumental in leading the successful sale of ShelterPoint to Protective Life Insurance Company in 2024. Prior to ShelterPoint, Mr. Modi served as senior vice president of Global Insurance Strategic Planning & Analysis at Aspen Insurance Holdings from April 2014 to June 2015. Earlier in his career, he spent 10 years at Deloitte & Touche LLP, focusing on financial services and participating in initial public offerings. Mr. Modi holds a B.S. in Accounting and an MBA in Finance & Computer Systems from New York University. He has served on various boards, including InRoads and the Insurance Accounting and Systems Association (IASA), and has been involved in volunteer organizations such as the Boy Scouts of America.

As disclosed in Item 1.01 above, on January 20, 2025, in connection with the appointment, the Company entered into the Director Agreement with Mr. Modi. Pursuant to the terms of the Director Agreement, the Company agreed to an annual compensation of 15,000 Restricted Stock Units (“RSUs”) pursuant to the Amended and Restated 2020 Equity Incentive Plan, which will be settled in 15,000 shares of common stock of the Company. The term of Director Agreement will be for a period of one (1) year, unless earlier terminated under circumstances specified in the Director Agreement.

Except as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings with any other person pursuant to which Mr. Modi was appointed as a director of the Company. There are also no family relationships between Mr. Modi and any of the Company’s directors or executive officers. Except as disclosed in this Current Report on Form 8-K, Mr. Modi has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On January 21, 2025, the Company issued a press release announcing the appointment of Mr. Shailesh “Sonny” Modi as the Company’s independence director. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Director Agreement
99.1	Press Release, dated January 21, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPLITECH GROUP INC.

Date: January 21, 2025	By:	/s/ Fawad Maqbool
	Name:	Fawad Maqbool
	Title:	Chief Executive Officer